Exhibit 23.3

BEDINGER & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS

Bedinger & Company
1200 Concord Avenue, Suite 250
Concord, California 94520

May 24, 2006

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to use in this amended Form SB-2 of our report dated December 9, 2005, relating to the amended report on audit financial statements of Unsnap, Inc. for the six months ended September 30, 2005 and the year ended March 31, 2005 and for the period ended July 25, 2003 (inception of the development stage).

/s/ Bedinger & Company
Certified Public Accountants

1200 CONCORD AVENUE, SUITE 250, CONCORD, CA 94520 . (925) 603-0800 . (925) 603-0804 FAX

MEMBERS OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS,
THE CENTER FOR PUBLIC COMPANY AUDIT FIRMS,
AND THE CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS.
REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD.